The New Economy Fund
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

May 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$35,632
Class B
Class C
Class F1	$786
Class F2	$998
Total	$37,416
Class 529-A	$1,139
Class 529-B
Class 529-C
Class 529-E	$33
Class 529-F1	$101
Class R-1
Class R-2
Class R-3	$491
Class R-4	$1,047
Class R-5	$1,192
Class R-6	$5,160
Total	$9,163

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1750
Class B
Class C
Class F1	$0.1604
Class F2	$0.2689
Class 529-A	$0.1644
Class 529-B
Class 529-C
Class 529-E	$0.0927
Class 529-F1	$0.2257
Class R-1
Class R-2
Class R-3	$0.0831
Class R-4	$0.1909
Class R-5	$0.2726
Class R-6	$0.2900

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	216,465
Class B	1,613
Class C	7,855
Class F1	7,069
Class F2	4,889
Total	237,891
Class 529-A	7,739
Class 529-B	243
Class 529-C	2,375
Class 529-E	399
Class 529-F1	516
Class R-1	833
Class R-2	4,541
Class R-3	6,309
Class R-4	5,805
Class R-5	5,118
Class R-6	21,508
Total	55,386

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$33.24
Class B	$31.66
Class C	$31.30
Class F1	$33.29
Class F2	$33.23
Class 529-A	$33.02
Class 529-B	$31.75
Class 529-C	$31.70
Class 529-E	$32.71
Class 529-F1	$32.98
Class R-1	$32.00
Class R-2	$32.14
Class R-3	$32.76
Class R-4	$33.02
Class R-5	$33.34
Class R-6	$33.28